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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

MIDWAY GAMES INC. REPORTS SECOND QUARTER 2002 RESULTS

$28.1 MILLION IN REVENUE, PRE-TAX LOSS OF $10.7 MILLION
EXCLUDING PREFERRED STOCK DIVIDENDS AND CONSOLIDATION CHARGES

        Chicago, Illinois, July 31, 2002—Midway Games Inc. (NYSE:MWY) announced today results of operations for the quarter ended June 30, 2002. The Company also provided revenue and earnings guidance for the quarter ending September 30, 2002 and reiterated the Company's previously stated guidance for the year ending December 31, 2002.

RESULTS

        For the quarter ended June 30, 2002, revenues were $28.1 million and the pre-tax loss was $10.7 million excluding approximately $16.7 million of preferred stock charges and $0.5 million of charges associated with the consolidation of administrative facilities from Corsicana, Texas. The preferred stock charges for the quarter ended June 30, 2002 include a non-cash dividend of approximately $16.6 million and a cash dividend of approximately $0.1 million. During the quarter, investors converted $42.0 million of preferred stock into common stock accelerating the recognition of imputed preferred stock dividends (i.e. non-cash dividends) that otherwise would have been recognized in subsequent periods. The pro forma loss for the quarter excluding preferred stock and consolidation charges, and including a pro forma tax credit of approximately $4.0 million or $0.09 per share, was approximately $6.7 million or $0.15 per share. The pro forma tax credit is included solely for purposes of comparing our results to the consensus of analyst expectations as reported by First Call and is calculated assuming a 37% tax rate. Including the preferred stock and consolidation charges, Midway had a net loss attributable to common stock of $27.9 million or $0.61 per share in the quarter ended June 30, 2002.

        Revenues for the second quarter rose 39% from $20.2 million in the prior year period due to higher sales of home videogame products. Home videogame revenues for the second quarter were $28.1 million, up 78% from approximately $15.7 million in the prior year period. Revenues from the recently exited coin-operated videogame business were immaterial during the second quarter, down from $4.5 million in the prior year period. The pre-tax loss of $10.7 million for the quarter, excluding preferred stock and consolidation charges, compares with a pre-tax loss of $20.8 million in the prior year period, excluding $0.9 million of preferred stock charges and approximately $8.8 million of restructuring and other one-time charges.

        During the second quarter, Midway released nine new home videogame products, five for Sony's PlayStation®2 computer entertainment system, two for Microsoft's Xbox™ video game system, one for the Nintendo GameCube™, and one for Nintendo's Game Boy® Advance. Midway's top-selling games during the quarter included MLB SlugFest 20-03 and Legion: Legend of Excalibur for the PlayStation2, and Gauntlet: Dark Legacy for the Xbox.

        Revenues for the six months ended June 30, 2002 were $59.1 million, up 34% from $43.9 million in the prior year period. Home videogame revenues for the six-month period were approximately $58.4 million, up 109% from $27.9 million in the prior year period. Revenues from the recently exited coin-operated videogame business were $0.7 million during the six-month period, down from approximately $16.0 million in the prior year period. The pre-tax loss for the six months ended June 30, 2002 was $15.8 million excluding approximately $19.3 million of preferred stock charges and $1.8 million of charges associated with the consolidation of administrative facilities, compared with a pre-tax loss of $43.0 million, excluding $0.9 million of preferred stock charges and $12.5 million of restructuring and other one-time charges, in the prior year period. The preferred stock charges for the six-month period include a non-cash dividend of approximately $18.6 million and a cash dividend of approximately $0.7 million. Including the preferred stock and consolidation charges, Midway had a net loss attributable to common stock of $36.9 million or $0.82 per share in the six months ended June 30, 2002.

GUIDANCE

        For the quarter ending September 30, 2002, Midway expects to ship ten new home videogame products and anticipates net sales of between $50.0 million and $55.0 million. Midway expects a pre-tax loss of between $5.0 million and $7.0 million in the quarter ending September 30, 2002 prior to estimated preferred stock charges of approximately $0.3 million and excluding charges associated with the consolidation of administrative facilities estimated to be between $0.2 million and $0.4 million.

        For the year ending December 31, 2002, Midway reiterates the previously stated guidance of net sales between $295.0 million and $310.0 million. The Company also reiterates previously stated guidance for pre-tax income between $25.0 million and $33.0 million for the full year, prior to estimated preferred stock charges of $19.8 million and excluding charges associated with the consolidation of administrative facilities estimated to be between $2.0 million and $2.2 million. The estimated preferred stock charges for the year include a non-cash dividend of approximately $18.9 million and a cash dividend of approximately $0.9 million. Due to net operating loss carry forwards, the Company does not anticipate incurring income tax expense in 2002.

        Midway expects to ship 29 new home videogame products during the remaining two quarters of 2002 across multiple platforms and genres. The Company believes these products comprise the strongest home videogame lineup in Midway's history and that these products will produce record home videogame revenues in 2002. Following is an updated preliminary release schedule for the remainder of 2002:

Quarter Ending*	PlayStation 2	GameCube	Xbox	Game Boy Advance
9/30/02	NFL Blitz 20-03 NHL Hitz 20-03	MLB SlugFest 20-03 NFL Blitz 20-03 NHL Hitz 20-03	Gravity Games Bike: Street. Vert. Dirt. MLB SlugFest 20-03 NFL Blitz 20-03 NHL Hitz 20-03	NFL Blitz 20-03
12/31/02	Defender Dr. Muto Freaky Flyers Haven: Call of the King Mortal Kombat: Deadly Alliance	Defender Fireblade Mortal Kombat: Deadly Alliance	Defender Dr. Muto Fireblade Freaky Flyers Mortal Kombat: Deadly Alliance	Defender Gauntlet: Dark Legacy Justice League MLB SlugFest 20-03 Mortal Kombat: Deadly Alliance NHL Hitz 20-03

*
Subject to Change—Release Dates Approximate—Expectations as of 7/31/02

CONFERENCE CALL

        Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:45 p.m. EDT today, Wednesday, July 31, 2002. The conference call number is 212/896-6092 or 415/537-1889; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.companyboardroom.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for thirty days on the Internet via www.investor.midway.com or www.companyboardroom.com.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in the Company's current Transition Report on Form 10-K and the other filings made by the Company with the Securities and Exchange Commission.

- tables follow -

MIDWAY GAMES INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three-Months Ended June 30,				Six-Months Ended June 30,
	2002		2000(1)		2002		2001(1)
Revenues:
Home video	$28,073		$15,750		$58,338		$27,888
Coin-operated video	—		4,465		742		16,050

Total revenues	28,073		20,215		59,080		43,938
Cost of sales:
Home video—product costs and distribution	10,853		7,994		21,111		14,111
Home video—royalties and product development	11,930		3,612		19,990		7,556

Home video—total cost of sales	22,783		11,606		41,101		21,667
Coin-operated video	—		4,362	(5)	434		16,738	(5)

Total cost of sales	22,783		15,968		41,535		38,405

Gross profit	5,290		4,247		17,545		5,533
Research and development expense	6,658		15,732		12,193		30,599
Selling and marketing expense	5,845	(2)	5,648		11,960	(2)	11,591
Administrative expense	5,030	(2)(3)	7,506	(3)(5)	11,314	(2)(3)	13,036	(3)(5)
Restructuring expense	—		5,503	(5)	1,210	(4)	6,846	(5)

Operating loss	(12,243)		(30,142)		(19,132)		(56,539)
Other income and expense, net	1,021		477		1,501		1,022

Loss before income taxes	(11,222)		(29,665)		(17,631)		(55,517)
Income taxes	—		—		—		—

Net Loss	(11,222)		(29,665)		(17,631)		(55,517)
Preferred stock dividend:
Distributed	356		184		887		184
Imputed	16,341		672		18,334		672

Loss applicable to common stock	$(27,919)		$(30,521)		$(36,852)		$(56,373)

Basic and diluted loss per share of common stock	$(0.61)		$(0.81)		$(0.82)		$(1.49)

Average number of shares outstanding	45,663		37,734		44,675		37,726

(1)
Certain 2001 amounts have been reclassified to reflect current period presentation.

(2)
The Company incurred one-time charges of $507,000 and $630,000 during the three and six months ended June 30, 2002 relating to the closing of administrative facilities located in Corsicana, TX. The administrative operations will be consolidated with existing operations in Chicago, IL and Milpitas, CA.

(3)
Administrative expense includes $980,000 and $1,961,000 of amortization of goodwill for the three and six months ended June 30, 2001 and none for the three and six months ended June 30, 2002 in accordance with the adoption of Statement of Financial Accounting Standards Number 142, Goodwill and Other Intangible Assets.

(4)
The Company incurred a restructuring charge of $1,210,000 during the six months ended June 30, 2002 relating to the closing of administrative facilities located in Corsicana, TX. The administrative operations will be consolidated with existing operations in Chicago, IL and Milpitas, CA.

(5)
The company incurred restructuring charges and other one-time charges during the three months and six months ended June 30, 2001 relating to the downsizing of the coin-operated videogame business. The three months ended June 30, 2001 charges consisted of $5,503,000 of restructuring charges, $965,000 of one-time administrative charges and $2,420,000 related primarily to the write-off of coin-operated video inventory. The six months ended June 30, 2001 charges consisted of $6,846,000 of restructuring charges, $965,000 of one-time administrative charges and $4,716,000 related primarily to the write-off of coin-operated video inventory.

- balance sheet follows -

MIDWAY GAMES INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2002	December 31, 2001
Assets
Cash	$58,070	$86,882
Short-term investments	36,000	41,000
Receivables, net	22,667	23,572
Income tax receivable	863	863
Inventories	5,306	2,203
Capitalized product development costs	34,727	17,664
Other current assets	5,315	2,819

Total current assets	162,948	175,003
Capitalized product development costs	4,779	2,309
Property and equipment, net	20,755	19,559
Deferred income taxes	16,761	13,720
Goodwill, net	33,464	33,464
Other assets	2,583	2,350

Total assets	$241,290	$246,405

Liabilities and Stockholders' Equity
Accounts payable	$5,092	$5,462
Accrued compensation and related benefits	3,760	3,493
Deferred income taxes	9,610	2,377
Accrued royalties	7,901	3,752
Other accrued liabilities	11,064	13,034

Total current liabilities	37,427	28,118
Deferred income taxes	5,908	—
Other noncurrent liabilities	4,295	1,755
Redeemable convertible preferred stock,
redeemable at $13,125 and $55,125	12,269	35,949
Stockholders equity:
Common stock	494	448
Additional paid-in capital	221,436	197,999
Accumulated deficit	(19,249)	(1,617)
Translation adjustment	(261)	(144)
Treasury stock	(21,029)	(16,103)

Total stockholders' equity	181,391	180,583

Total liabilities and stockholders' equity	$241,290	$246,405

-  supplemental data follows  -

MIDWAY GAMES INC.
Supplemental Quarterly Data

Home Videogame Releases
Three Months Ended June 30, 2002

Title	Platform
Fireblade	Sony PlayStation 2
Gravity Games Bike: Street. Vert. Dirt.	Sony PlayStation 2
Legion: Legend of Excalibur	Sony PlayStation 2
MLB SlugFest 20-03	Sony PlayStation 2
Red Card Soccer	Sony PlayStation 2
Gauntlet: Dark Legacy	Microsoft Xbox
Red Card Soccer	Microsoft Xbox
Red Card Soccer	Nintendo GameCube
SpyHunter	GameBoy Advance
	Revenue by Platform (in thousands) Three Months Ended June 30,
Platform
	2002	2001
Sony PlayStation 2	$17,699	$9,672
Microsoft Xbox	5,497	0
Nintendo GameCube	2,690	0
Game Boy Advance	1,301	4,036
Sony PlayStation	814	1,189
Sega Dreamcast	0	974
Nintendo 64	0	1,286
Coin-Op and Other	72	3,058

Total Revenue	$28,073	$20,215

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  EXHIBIT 99.1
MIDWAY GAMES INC. REPORTS SECOND QUARTER 2002 RESULTS $28.1 MILLION IN REVENUE, PRE-TAX LOSS OF $10.7 MILLION EXCLUDING PREFERRED STOCK DIVIDENDS AND CONSOLIDATION CHARGES
MIDWAY GAMES INC. Condensed Consolidated Statement of Operations (in thousands, except per share amounts) (Unaudited)